Exhibit 10.1

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT, dated as of February 23, 2007 (this “Amendment”), is by and among ALLIANCE ONE INTERNATIONAL, INC., a Virginia corporation (the “Company”), INTABEX NETHERLANDS B.V., a company formed under the laws of The Netherlands and a Subsidiary of the Company (the “Dutch Borrower”; together with the Company, collectively the “Borrowers,” and individually, a “Borrower”), each of the Domestic Subsidiaries of the Borrower from time to time party hereto (the “Domestic Guarantors”), ALLIANCE ONE INTERNATIONAL AG (formerly known as DIMON International AG), a Swiss corporation (“DIAG”; together with the Company and the Domestic Guarantors, collectively the “Guarantors” and individually, a “Guarantor”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement dated as of May 13, 2005 (as previously amended or modified and as further amended, restated or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement) among the Borrower, the Guarantors, the lenders and other financial institutions from time to time party thereto (the “Lenders”), and the Administrative Agent, the Lenders have extended commitments to make certain credit facilities available to the Borrower;

WHEREAS, the Credit Parties have requested that the Required Lenders (a) amend the Credit Agreement to permit the incurrence of up to $200,000,000 of incremental Indebtedness pursuant to the issuance of additional Senior Notes and (b) waive the immediate mandatory prepayment requirement pursuant to Section 2.8(b)(iii)(A) of the Credit Agreement (the “Section 2.8(b)(iii)(A) Mandatory Prepayment”) with respect to the Net Cash Proceeds of such issuance; and

WHEREAS, the Required Lenders are willing to make such amendments to the Credit Agreement and waive the immediate repayment requirement relating to the Section 2.8(b)(iii)(A) Mandatory Prepayment, subject to the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

WAIVER OF MANDATORY PREPAYMENT

1.1 Waiver of Section 2.8(b)(iii)(A) Mandatory Prepayment.  Notwithstanding the provisions of the Credit Agreement to the contrary, the Required Lenders hereby waive, on a one-time basis, the requirement that the Credit Parties immediately prepay the Loans upon the receipt of Net Cash Proceeds in connection with the Section 2.8(b)(iii)(A) Mandatory Prepayment; provided that the Credit Parties shall prepay the Loans for application in accordance with the terms of Section 2.8(b)(vi) on or before the date which is thirty (30) days following the receipt of such Net Cash Proceeds; provided, further, it is acknowledged and agreed that the Credit Parties shall, immediately upon the receipt of such Net Cash Proceeds, deposit the same with the Administrative Agent to be held in escrow until such repayment date.

SECTION 2

AMENDMENTS

2.1 Amendment to Section 1.1.

(a)        The definition of “Consolidated Leverage Ratio” and “Senior Notes” are hereby amended and restated in their entirety to read as follows:

“Consolidated Leverage Ratio” shall mean, as of the last day of any fiscal quarter of the Company, the ratio of (i) Consolidated Total Debt as of such date minus cash on hand of the Company and its Subsidiaries as of such date to the extent such cash on hand exceeds $25,000,000; provided that the amount of cash on hand subtracted from Consolidated Total Debt in determining the Consolidated Leverage Ratio shall not exceed $25,000,000 (provided that if the applicable date of determination shall occur during the Section 2.8(b)(iii)(A) Waiver Period, the calculation of Consolidated Total Debt shall be determined by subtracting the actual amount of cash on hand and not be subject to any $25,000,000 limitation), to (ii) Consolidated EBITDA for the Calculation Period ending on such date.

“Senior Notes” shall mean the 11% Senior Notes due 2012 in an original principal amount of $315,000,000 and additional Senior Notes due 2012 in an original principal amount of up to $200,000,000, issued by the Company pursuant to the Senior Indenture or pursuant to one or more similar indentures comprising the same economic and other material terms and conditions (except for the stated and effective interest rates), as such Senior Notes may be supplemented, amended or otherwise modified from time to time to the extent permitted hereunder.

(b)        The definition of “Section 2.8(b)(iii)(A) Waiver Period” is hereby added to Section 1.1 of the Agreement to read as follows:

“Section 2.8(b)(iii)(A) Waiver Period” shall mean a one-time period (which shall commence on or before March 31, 2007) beginning on the date of receipt by the Credit Parties of Net Cash Proceeds from the incurrence of additional Indebtedness pursuant to the Senior Notes and ending on the date which is thirty (30) days thereafter.

2.2 Amendment to Section 6.1(h).  Section 6.1(h) is hereby amended and restated in its entirety to read as follows:

(h)        Indebtedness in respect of the Senior Notes in an aggregate principal amount not to exceed $515,000,000 and the Senior Subordinated Notes in an aggregate principal amount not to exceed $100,000,000, and renewals, refinancings or extensions of the foregoing in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension (plus the amount of reasonable fees and expenses relating thereto) and on terms substantially similar to the Senior Notes and the Senior Subordinated Notes, respectively, or no less favorable to the Company and the Lenders;

SECTION 3

CONDITIONS TO EFFECTIVENESS

3.1 Closing Conditions.  This Amendment shall become effective as of the day and year set forth above (the “Amendment Effective Date”) upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):

(a) Executed Amendment.  The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties and the Administrative Agent, on behalf of the Required Lenders.

(b) Executed Consents.  The Administrative Agent shall have received executed consents, in substantially the form of Exhibit A attached hereto, from the Required Lenders authorizing the Administrative Agent to enter into this Amendment on their behalf.  The delivery by the Administrative Agent of its signature page to this Amendment shall constitute conclusive evidence that the consents from the Required Lenders have been obtained.

(c) Note Issuance.  The full execution of the purchase agreement with respect to an issuance of up to $200,000,000 under the Senior Notes shall be on terms and conditions reasonably satisfactory to the Administrative Agent.

(c) Miscellaneous.  All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

SECTION 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties.  Each of the Credit Parties represents and warrants as follows:

(a)        It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)        This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)        No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d)        The representations and warranties set forth in Article III of the Credit Agreement are true and correct as of the date hereof except for those which expressly relate to an earlier date.

(e)        After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)        The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

(g)        Except as specifically provided in this Amendment, the Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

SECTION 5

MISCELLANEOUS

5.1 Counterparts/Telecopy.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

5.2 Instrument Pursuant to Credit Agreement.  This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

5.3 Reaffirmation of Credit Party Obligations.  Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

5.4 Amended Terms.  The term “Credit Agreement” as used in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment.  Except as specifically amended hereby or otherwise agreed, the Credit Agreement and the other Credit Documents are hereby ratified and confirmed and shall remain in full force and effect according to their terms.

5.5 Survival.  Except as expressly modified and amended in this Amendment, all of the terms and provisions and conditions of each of the Credit Documents shall remain unchanged.

5.6 Expenses.  The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees, expenses and retainer amounts of the Administrative Agent’s legal counsel and financial consultants.

5.7 Further Assurances.  The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

5.8 Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

5.9 Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.10 General Release.  In consideration of the Lenders entering into this Amendment, each Credit Party hereby releases the Administrative Agent, the Lenders, and the Administrative Agent's and the Lenders' respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under the Credit Agreement on or prior to the date hereof, except, with respect to any such person being released hereby, any actions, causes of action, claims, demands, damages and liabilities arising out of such person’s gross negligence, bad faith or willful misconduct.

5.11 Waiver of Jurisdiction; Service of Process; Waiver of Jury Trial; Arbitration.  The jurisdiction, service of process, waiver of jury trial and arbitration provisions set forth in Sections 9.14, 9.15 and 9.18 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

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